FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-161400

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 10, 2009)

2,400,000 Shares

Comverge, Inc.

Common Stock

Comverge, Inc. is offering 2,400,000 shares of its common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “COMV.” The last reported sale price of our common stock as reported on the Nasdaq Global Market on November 18, 2009 was $11.38 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

PRICE $10.50 PER SHARE

	Per Share	Total
Public offering price	$10.50	$25,200,000
Underwriting discount	$0.55	$1,323,000
Proceeds, before expenses, to Comverge, Inc.	$9.95	$23,877,000

The underwriters may also purchase up to an additional 360,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery in New York, New York on or about November 24, 2009.

RBC CAPITAL MARKETS	LAZARD CAPITAL MARKETS

BAIRD	STEPHENS

November 19, 2009

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control. Unless otherwise expressly stated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, as the case may be, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated or deemed to be incorporated by reference in the registration statement. Each of any such statements is qualified in all respects by this reference.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our financial statements and related notes, in their entirety before making an investment decision. You should carefully consider, among other things, the matters described in “Risk Factors.” In this prospectus supplement, unless otherwise specified or the context otherwise requires, “Comverge,” “we,” “us” and “our” refer to Comverge, Inc. and its predecessors and subsidiaries.

Comverge, Inc.

Business Overview

We are a clean energy company providing technologically advanced demand management solutions and load capacity which improve the evolving Smart Grid. We provide our solutions to electric utilities, grid operators and associated electricity markets. As an alternative to the traditional method of providing capacity by building a new power plant, we deliver our solutions through demand management products, services and systems that decrease energy consumption. Our demand management solutions utilize state-of-the-art advancements in hardware, software, and services — the solutions are designed, built and operated for the benefit of our customers, which serve residential, commercial and industrial consumers. We provide capacity to our customers either through long-term contracts where we actively manage electrical demand or by selling demand management solutions to utilities that operate them. The capacity we deliver is more environmentally friendly and less expensive than conventional alternatives and has the benefit of increasing overall system reliability.

We believe we are the largest demand management service provider servicing all classes of energy consumers: residential, commercial and industrial. As of November 3, 2009, we had 1,015 megawatts under long-term capacity contracts which will contribute to expected contracted future revenues of $527 million. Of these amounts, 117 megawatts of capacity under long-term contracts representing an expected $32 million in contracted future revenues are still awaiting regulatory approval. Furthermore, we have been awarded 683 megawatts of capacity in the 2012-2013 PJM Economic Load Response Program, or ELRP. In the event we receive regulatory approval on these 117 megawatts and we secure enough load to fully meet our obligations under the 2012-2013 PJM ELRP, our total megawatts managed will exceed 3,300.

We provide our clean energy solutions through our three reporting segments: the Residential Business segment, the Commercial & Industrial, or C&I, Business segment and the Utility Products & Services segment. The Residential Business segment sells electric capacity to utilities under long-term contracts, either through demand response or energy efficiency, primarily through marketing and installing our devices on residential and small commercial end-use participants. The Residential Business segment also provides marketing services on an outsourced basis. The C&I Business segment provides demand response and energy management services to utilities and associated electricity markets that enable commercial and industrial customers to reduce energy consumption and total costs, improve energy infrastructure reliability and make informed decisions on energy and renewable energy purchases and programs. The Utility Products & Services segment sells solutions comprising hardware, our Apollo software and services, such as installation, marketing, IT integration and project management, to utilities that elect to own and operate demand management networks for their own benefit.

The Comverge Solution

Our clean energy solutions enable our electric utility industry customers and open market operators to address issues they confront on a daily basis, such as rising demand, decreasing supply, fluctuating commodity prices, reducing green house gases and emerging mandates to use energy efficiency solutions to address these issues. Our solutions consist of energy efficiency and demand response offerings. Our energy efficiency offerings allow utilities to reduce base load capacity which helps to improve system reliability. Our demand response offerings enable our customers to reduce demand for electricity during peak hours, when strain on the system is greatest.

More specifically, our solutions yield the following benefits to our electric utility industry customers and open market operators:

Improve the Developing Smart Grid Through Advanced, Multi-functioning Solution Sets.  We offer our customers demand management solutions to match their needs for improving and advancing a smarter electrical grid. Our state-of-the-art Apollo software system provides demand management functionality, enabling control of various end-use devices and systems, integration into the utilities back office operational systems, and interoperability with Advanced Metering Infrastructure, or AMI. In conjunction with our software, our solution set includes multiple service offerings, including engineering and energy audits, project management, installation, marketing, measurement and verification, among others. These services allow our utility customers to tailor their programs to achieve better marketing penetration rates, lower installation costs, and real time verification of the functionality of their system. Our hardware products complete our solution set through offering technologically advanced functionality for various residential and C&I demand management devices. Through providing a solution to our customer’s issues, we are able to offer our own individual products and services, or integrate other companies’ products into our solution – ultimately improving the developing smart grid.

Provide an Alternative to Building Expensive New Plants and Associated Transmission and Distribution Infrastructure.  We reduce our customers’ capital expenditures and costs for electric transmission and distribution. Our solutions can be directly substituted for new power generation facilities that would otherwise be built to satisfy either peak periods of electricity demand or the expected increase in base load demand. Our demand management systems require significantly lower short-term capital expenditures than a natural gas-fired power plant, and our pay-for-performance capacity solutions require no capital expenditures on the part of electric utilities. By avoiding the build-out of new generation, utilities can also avoid building the incremental new transmission and distribution assets needed to bring power from the location where it is generated to where it is consumed, thereby further reducing required capital expenditures.

Improve System Reliability and Operational Flexibility.  Our clean energy solutions enhance the reliability of the electric grid by providing the ability to reduce power consumption in specific distribution areas during times of peak energy demand and emergency conditions, thereby relieving strain on the aging grid infrastructure. With our demand management systems, our customers gain the benefit of more reliable infrastructure and lower operating costs associated with fewer emergency maintenance and customer care issues. In addition to improving system reliability, our targeted approach focuses on specific distribution areas which may also reduce or delay the need for new capital investment in transmission and distribution infrastructure. For example, once deployed, our Virtual Peaking Capacity®, or VPC, and our turnkey programs become operational, or ramp up, much more rapidly than natural gas-fired power plants. Our clean energy solutions typically require less than five minutes to reduce and shift the amount of energy consumption. In addition, our technology enables devices to be controlled both individually and in clusters, thereby allowing those devices to be operated at the time and location (i.e. at a substation, circuit or feeder) required to manage localized constraints and/or emergency conditions.

Save Costs for Electricity Consumers.  Certain of our solutions enable residential, commercial and industrial consumers to receive time-of-use electricity price signals, thereby allowing them to match electricity use with the costs to purchase such electricity. Consumers who deploy our solutions can realize cost savings on their electric bills by using less energy, particularly during peak periods when prices are the highest, or shifting their usage to times when electricity is less expensive.

Conserve and Create a Positive Environmental Impact.  Our demand management solutions allow electric utilities to reduce both peak and permanent load through our demand response and energy efficiency programs, respectively. Our demand response programs provide electric utilities with similar functionality to the peaking capacity typically provided by natural gas-fired power plants while also providing clean alternative energy. By reducing electricity demand during peak times, our demand response programs also have the potential to displace older, inefficient peaking power plants and can reduce the operating time of intermediate plants. By substituting our programs for new natural gas-fired power generation facilities, utilities are able to conserve electricity and reduce greenhouse gases and pollutants.

Enable Electric Utilities to Meet Regulatory Mandates.  Federal and state legislation over the past five years has stimulated the developing smart grid and has mandated that the Federal Energy Regulatory Commission and the Department of Energy provide detailed assessments and recommendations for demand response initiatives. We work closely with federal and state regulators and electric utilities to formulate and coordinate effective demand response solutions in light of these regulatory developments/mandates. This legislation also calls for advanced technologies for demand response, energy efficiency, smart metering, and distributed generation, including digital information capabilities to implement these technologies. This includes a smart grid policy using a national task-force, modernization through deployment of “smart” technologies, a new communications and an inter-operability framework, research and development, and removal of the barriers to smart grid roll-out. Federal grants and matching funds are being deployed to spur smart grid investments.

Comverge Strategy

We intend to continue to grow and expand our position in the clean energy sector by pursuing the following strategic objectives:

Increase Market Penetration.  We intend to further penetrate the clean energy sector by:

•	identifying the needs of and providing additional solutions to new and existing customers;

•	securing additional long-term contracts as a growing proportion of our revenues;

•	effectively matching product innovations with the future needs of our customers, including AMI rollouts designed to migrate North America to a smart electricity grid; and

•

expanding both our sales force and the scope of our commercial and industrial demand response offerings, conservation, energy efficiency solutions and other clean energy alternatives throughout North America.

Expand the Market for our Clean Energy Solutions.  We intend to continue demonstrating the effectiveness of our capacity programs in order to secure additional long-term contracts with existing and future customers by:

•	marketing to and educating existing and prospective customers, consumer advocates, consultants and industry experts about the benefits of demand response, energy efficiency and capacity programs; and

•

working with utilities, state regulators and local, state and federal governmental agencies, such as the Department of Energy, the Environmental Protection Agency and the Federal Energy Regulatory Commission, to explain the benefits of demand management and obtain rate treatment similar to supply-side resources, such that electric utilities are allowed to earn a rate of return on the capital invested in demand response resources.

Develop New Distribution Channels Through Strategic Alliances.  We are focused on expanding our current strategic alliances and identifying new strategic relationships. We intend to leverage these relationships to achieve greater adoption of our products and services by, and bring new offerings to market for, our electric utility customers through bundled offerings.

Continue to be an Innovative Leader in our Markets.  From 2006 to 2008, we invested approximately $2.9 million in research and development alone, and from January 1, 2009 to September 30, 2009, we have already invested approximately an additional $3.5 million in research and development. We intend to continue such activity, in addition to capturing operational and technical knowledge gained from the AMI, smart grid offerings. This will enable us to develop new and innovative solutions to better serve our existing electric utility customer base, large C&I customers, and to appeal to new customers. We believe that this investment will allow us to realize new revenue opportunities and decrease our operating costs, thereby enabling us to remain competitive and to maintain our leading market position.

Pursue Targeted Strategic Opportunities.  We intend to pursue strategic relationships and opportunities to strengthen our competitive position in the clean energy sector. This sector is comprised of a number of companies with niche offerings or customer relationships, which provide attractive opportunities, whether through acquisition, partnering, or joint alliances. In addition, we will continue to evaluate international opportunities as they present themselves.

Recent Developments

On November 2, 2009, we, through our subsidiaries, entered into an amendment to one of our four demand side management contracts with Consolidated Edison Company of New York, Inc., or Con Edison. The contract, prior to amendment, was aimed at collectively eliminating up to 67 megawatts of base load energy demand in specific network areas of Con Edison’s system. The amendment reduced the total expectation for the contract by 21 megawatts and allows for annual load reduction targets which better track Con Edison’s load forecast and significantly reduce the potential for payment of liquidated damages. In addition, the amendment required us to deliver a payment guarantee to Con Edison for all amounts payable by our subsidiaries as security and liquidated damages under the contract. The amendment reduced our megawatts of capacity under long-term contracts by 21 and estimated future revenues from long-term contracts by $21 million over the remaining term of the contract. We are currently investigating other programs in Con Edison’s footprint, including additional energy efficiency and/or demand response projects, to replace a portion of the reduced megawatt amounts.

2009 Current Outlook

In addition to evaluating various economic and financial factors, our management and board of directors use three metrics to measure our operational progress: (i) megawatts owned under long-term contracts, (ii) megawatts managed under open market programs and (iii) estimated future revenues from long-term contracts. We believe these metrics are the most important to our growth and long-term success.

Our 2009 targets for growth in these metrics, and our progress through September 30, 2009, are:

•	add a net 275 megawatts of capacity under long-term contracts. Through the third quarter of 2009, 218 megawatts of capacity under long-term contracts have been added;

•	add a net 225 megawatts in open market programs. Through the third quarter of 2009, 287 megawatts have been added in current year open market programs; and

•

add a net $150 million increase in the amount of estimated future revenues from long-term contracts. Estimated future revenues from long-term contracts have increased by $169 million through the third quarter of 2009.

Corporate Information

We are a Delaware corporation with our principal executive offices located at 120 Eagle Rock Avenue, Suite 190, East Hanover, New Jersey 07936. Our telephone number at such address is (973) 434-7334, and our website is located at http://www.comverge.com. Our investor relations website is located at http://ir.comverge.com. Information contained on, or accessible through, our websites is not intended to be incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider that information a part of this prospectus supplement and the accompanying prospectus.

Comverge, Inc. and its subsidiaries own the following pending and registered trademarks in the United States: 6D, Apollo, Apollo Platform, Comverge, Coolibrium, Datapult, Enerwise, kw Operation Kill-a-Watt, Maingate, Powerportal, Profit from Energy, Public Energy Solutions, Sixth Dimension, SuperStat, The Energy to Go Green, The Energy To Go Clean, The Energy To Be Clean, The Energy To Be Green, The Power of Energy Information, TheWattSpot, Virtual Peaking Capacity and Wattspot.

The Offering

Common stock offered by us	2,400,000 shares; 2,760,000 shares if the underwriters’ over-allotment option is exercised in full.

Common stock outstanding after this offering	24,717,856 shares if the underwriters’ over-allotment option is not exercised; 25,077,856 shares if the underwriters’ over-allotment option is exercised in full.

Use of proceeds	The net proceeds to us from this offering will be approximately $23.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use these net proceeds (i) to repay approximately $23.2 million of indebtedness of our wholly owned subsidiary, Alternative Energy Resources, Inc., or AER, (ii) to finance the capital requirements of our current and future contracts, as well as research and development, and (iii) for other general corporate purposes. See “Use of Proceeds.”

Dividend policy	We currently do not intend to pay any cash dividends on our common stock.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	Our common stock is listed on the Nasdaq Global Market under the symbol “COMV.”

Unless otherwise indicated or the context otherwise requires, the number of shares of common stock shown to be outstanding after this offering and other share-related information in this prospectus supplement:

•	assume no exercise of the underwriters’ over-allotment option;

•

excludes 2,239,840 shares of common stock that we may issue upon exercise of outstanding options under our 2006 Long-term Incentive Plan, as amended (2006 plan) as of September 30, 2009, with exercise prices ranging from $0.58 per share to $34.23 per share and having a weighted average exercise price of $12.18 per share; and

•	excludes 1,462,752 shares of common stock reserved for future grants under our 2006 plan as of September 30, 2009.

Summary Historical Financial Data

The following tables set forth our summary historical financial data for the periods indicated. The summary statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the summary balance sheet data as of December 31, 2007 and 2008 are derived from, and should be read together with, our audited financial statements and related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement.

The summary statement of operations data for the nine months ended September 30, 2008 and 2009 and the summary balance sheet data as of September 30, 2009 are derived from, and should be read together with, our unaudited financial statements and related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference into this prospectus supplement. The unaudited financial data includes, in our opinion, all adjustments that are necessary for a fair statement of our financial position and results of operations for these periods. Our operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2009 or for any future period.

The information presented below should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the unaudited financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, all of which are incorporated by reference into this prospectus supplement. See “Incorporation by Reference.”

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Total revenue	$33,873	$55,162	$77,238	$44,259	$58,040
Total cost of revenue	16,897	28,818	43,335	28,774	38,330

Gross profit	16,976	26,344	33,903	15,485	19,710
Operating expenses
General and administrative expenses	13,910	22,072	34,463	26,423	28,409
Marketing and selling expenses	7,912	9,831	15,738	12,194	12,782
Research and development expenses	790	997	1,137	676	3,483
Amortization of intangible assets	24	973	2,439	1,922	1,657
Impairment charges	—	—	75,432	75,432	—

Operating loss	(5,660)	(7,529)	(95,306)	(101,162)	(26,621)
Interest and other expense (income), net	454	(1,072)	(299)	14	940

Loss before income taxes	(6,114)	(6,457)	(95,007)	(101,176)	(27,561)
Provision (benefit) for income taxes	46	147	(901)	(970)	159

Net loss	$(6,160)	$(6,604)	$(94,106)	$(100,206)	$(27,720)

Net loss per share
Basic and diluted	$(1.89)	$(0.46)	$(4.45)	$(4.75)	$(1.29)

	As of December 31,		As of September 30, 2009
	2007	2008
			(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$39,755	$19,571	$22,799
Marketable securities	33,174	28,276	27,170
Total assets	203,145	125,157	145,953
Total long-term debt	26,337	24,888	32,654
Stockholders’ equity	152,631	67,660	46,926

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below are those that we believe are the material risks that we face. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you may lose a part or all of your investment.

Risks Related to Our Business

We have incurred annual net losses since our inception, and we may continue to incur annual net losses in the future.

Our net loss for the current fiscal year through September 30, 2009 was $27.7 million, and our annual net loss in 2008, 2007 and 2006 was $94.1 million, $6.6 million and $6.2 million, respectively. Our accumulated deficit from inception through September 30, 2009, was $180.7 million. Initially, our net losses were driven principally by start-up costs and the costs of developing our technology. More recently, our net losses have been driven principally by general and administrative, marketing, operating and depreciation expenses relating to capital expenditures for equipment required to support our capacity programs as well as non-cash impairment charges. To grow our revenues and customer base, we plan to continue emphasizing the expansion and development of our capacity programs, which will include increased marketing and operating expenses, in addition to growing our turnkey business. In the short-term, our success in operating our capacity contracts will have a negative effect on earnings because of the consumer acquisition costs we incur during the installation phase of the contract. These increased costs may cause us to incur net losses in the foreseeable future, and there can be no assurance that we will be able to grow our revenues and expand our client base to become profitable. Furthermore, these expenses are not the only factors that may contribute to our net losses. For example, interest expense on our currently outstanding debt and any debt we incur in the future will contribute to our net losses. As a result, even if we significantly reduce our marketing or operating expenses, we may continue to incur net losses in the future.

We may not receive the payments anticipated by our long-term contracts and recognize revenues or the anticipated margins from our backlog, and comparisons of period-to-period estimates are not necessarily meaningful and may not be indicative of actual payments.

Payments from long-term contracts represent our estimate of the total payments that our contracts allow us to receive over the course of long-term agreements. Our estimated payments from these long-term contracts are based on a number of assumptions. The expectations regarding our Utility Products & Services segment’s annual and multi-year contracts include assumptions relating to purchase orders received, contractual minimum order volumes and purchase orders that we expect to receive under a contract if it is extended based on amounts and timing of historical purchases. We also assume that we will be able to meet our obligations under these contracts on a timely basis. The expectations regarding the build-out of our capacity contracts are based on our experience to date in building out the load management systems. Our estimated payments from long-term contracts as of September 30, 2009 assume that we will build out the approximately 480 megawatts remaining under our VPC and base load capacity contracts within the next three years. If we are not able to meet this build-out schedule, we have higher than expected withdrawal by consumers from our programs or if the measurement and verification results are lower than expected, we may not be able to receive the full amount of estimated payments from long-term contracts. Additionally, if a VPC contract gives us the option to increase or decrease our contractual capacity at various times during the agreement, we are currently operating under the assumption that we will increase the contracted capacity when available under the contract in the later years of that contract. We assume that we will operate our capacity contracts at their maximum contractual capacity for the remainder of the term once full build-out is completed and that the payments resulting from our measurement and verification tests performed each contract year, as discussed below, will remain constant based on our current performance. While we paid $0.4 million in liquidated damages during 2008, we have assumed that we will not be required to pay any penalties under these contracts going forward, whether for liquidated damages or otherwise, that no contracts will be terminated for convenience or other reasons by our customers and that the rate of replacement of participant terminations under our capacity contracts will remain consistent with our historical average. Changes in our estimates or any of these assumptions, the number of load control devices installed, changes in our measurement and verification test results and payments, contracts being rescheduled, cancelled or renewed, disputes as to actual capacity provided, or new contracts being signed before existing contracts are completed, and other factors, may result in actual payments from long-term contracts being significantly lower than estimated payments from long-term contracts. A comparison of estimated payments from long-term contracts from period to period is not necessarily meaningful and may not be indicative of actual payments.

Our backlog represents our estimate of revenues from commitments, including purchase orders and long-term contracts, that we expect to recognize over the course of the next 12 months. The inaccuracy of any of our estimates and other factors may result in actual results being significantly lower than estimated under our reported backlog. Material delays, market conditions, cancellations or payment defaults could materially affect our financial condition, results of operation and cash flow. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of actual revenues. As of September 30, 2009, we had contractual backlog of $80 million through September 30, 2010.

We operate in highly competitive markets; if we are unable to compete successfully, we could lose market share, revenues and profit.

We face strong competition from traditional clean energy providers, both larger and smaller than us, from advanced metering infrastructure equipment and from energy service providers. In addition, we may face competition from large internet and/or software based companies. Advanced metering infrastructure systems generally include advanced meter reading with a demand response component, including a communications infrastructure. Energy service providers typically provide expertise to utilities and end-use consumers relating to energy audits, demand reduction or energy efficiency measures. We also compete against traditional supply-side resources such as natural gas-fired power plants and independent power producers. In addition, some providers of advanced meter reading products may add demand response products or energy services to their existing business, and other such providers may elect to add similar offerings in the future. Further, energy service providers may add their own demand response solutions, which could decrease our base of potential customers and could decrease our revenues and profitability.

Certain energy service and advanced metering infrastructure providers are substantially larger and better capitalized than us and have the ability to combine (1) advanced meter reading or commodity sales and (2) demand response products into an integrated offering to a large existing customer base. Because many of our target customers already purchase either advanced meter reading, energy efficiency products or services, demand response products or services, or commodities from one or more of our competitors, our success depends on our ability to attract target customers away from their existing providers or to partner with one or more of these entities to distribute our products. In addition, the target market for our capacity programs has been composed largely of “early adopters,” or customers who have sought out new technologies and services. Because the number of early adopters is limited, our continued growth will depend on our success in marketing and selling our capacity programs to mainstream customers in our target markets. Larger competitors could focus their substantial financial resources to develop a competing business model that may be more attractive to potential customers than what we offer. Competitors who also provide advanced metering infrastructure or energy services may offer such services at prices below cost or even for free in order to improve their competitive positions. In addition, because of the other services that our competitors provide, they may choose to offer clean energy services as part of a bundle that includes other products, such as residential advanced meter reading and automated invoicing, which we do not offer. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues.

Some of our strategic alliances are not exclusive, and accordingly, the companies with whom we have strategic alliances may in the future elect to compete with us by developing and selling competing products and services. In addition, these companies have similar, and often more established, relationships with our customers, and may recommend other products and services to their customers instead of our products and services.

The significant competition in our industry has resulted in increasingly aggressive pricing, and we anticipate that prices may continue to decrease. We believe that in some instances our prices are currently higher than those of our competitors for similar solutions. Users of our solutions may switch to another clean energy provider based on price, particularly if they perceive the quality of our competitors’ products to be equal to or better than that of our products. Continued price decreases by our competitors could result in a loss of customers or a decrease in the growth of our business, or it may require us to lower our prices to remain competitive, which would result in reduced revenues and lower profit margins and may adversely affect our results of operations and financial position and delay or prevent our future profitability.

We could be required to make substantial refunds or pay damages to power pools or our utility customers if the actual amount of electric capacity we provide under our capacity programs is materially less than estimated under the applicable agreements.

We typically operate our capacity programs through long-term, fixed price contracts with our utility customers. Under our base load contracts, our utility customers make periodic payments based on verified load reduction after inspecting and confirming the capacity reduced through energy efficiency measures. While the base load is able to be permanently reduced once the energy efficiency devices are installed and verified, the utility often retains the right to conduct follow up inspections for subsequent years. If the energy consumer removes the installed devices, shuts down operations or vacates the physical premises, there is the potential that any subsequent inspection by our utility customer would result in a lower amount of base load reduced capacity than originally verified, which may consequently obligate us to pay a penalty. In addition, our base load contracts require building out a specified amount of capacity (megawatts) at pre-determined dates throughout the contract life. If we fail to fulfill the required contracted capacity by the dates specified in our contracts, we would be obligated to pay a penalty. As of September 30, 2009, we have accrued potential liquidated damages for capacity fulfillment delays related to certain 2009 contractual milestones. Due to our participating customers’ limited capital spending, we are experiencing challenges in meeting certain contractual build-out milestones in a timely manner stemming from the general economic downturn in the New York City metro area. As a result of negotiations, Con Edison agreed to amend one of our existing contracts to reduce certain megawatt amounts and eliminate certain penalty provisions. With the November 2, 2009 amendment to the base load capacity contracts, we believe that we have limited the potential for large liquidated damages in the future, but further liquidating damages may also occur in future periods, resulting in penalties of up to $0.3 million per megawatt if certain megawatt goals are not obtained in 2010, 2011, and 2012.

Under our power pool auction contracts, which typically have a term of one to three years, we sell capacity that we obtain through our programs to power pools. Under these contracts, the power pool makes periodic payments to us based on estimates of the amount of electric capacity that we expect to make available to them during the contract year. We refer to these payments as proxy payments and electric capacity on which proxy payments are made as estimated capacity. A contract year generally begins on June 1st and ends May 31st of the following year. We and the power pool analyze results of the metering data collected during the capacity events or test events to determine the capacity that was available to the power pool during the actual event. Any discrepancy between our analysis of the metering data and the analysis from the power pool could result in lower than expected revenues or potential damages payable by us. In addition, the PJM Interconnection power pool (PJM) has amended rules which create potential penalties if the projected megawatts do not perform. To the extent PJM does not call an event, test events will be initiated before September 30 of each year to test the potential capacity. If we do not provide the required capacity during an event or test event, we may be subject to penalties. PJM has recently eliminated the Interruptible Load for Reliability (ILR) program effective 2012. Customers that currently participate in ILR resources must be moved into other power pool programs by 2012 in order to avoid loss of revenue. This change also (i) requires additional capital support for both planned and new megawatts under the three-year Base Residual Auction and (ii) has increased the potential penalties for non-compliance. As a result of the elimination of the ILR program and the changing power pool, we may incur significantly higher penalties in the future than we have in the past.

Under our VPC contracts, which typically have a term of five to ten years, our utility customers make periodic payments to us based on estimates of the amount of electric capacity we expect to make available to them during the contract year. We refer to these payments as proxy payments and electric capacity on which proxy payments are made as estimated capacity. During contract negotiations or the first contract year of a VPC program, estimated capacity is negotiated and established by the contract. A contract year generally begins at the end of the summer months, after a utility’s seasonal peak energy demand for electricity. We refer to this seasonal peak energy demand as the cooling season. For example, the cooling season for one of our VPC contracts runs from June 1st to September 30th and the contract year for this agreement begins on October 1st and ends on September 30th. We and our utility customers analyze results of measurement and verification tests that are performed during the cooling season of each contract year to statistically determine the capacity that was available to the utility during the cooling season. We refer to measured and verified capacity as our available capacity. This available capacity also establishes the estimated capacity per device, which we generally refer to as our M&V factor, for that contract year. During each succeeding contract year, we generally receive proxy payments based on the prior year’s M&V factor and installed devices in the applicable service territory. Available capacity varies with the electricity demand of high-use energy equipment, such as central air conditioning compressors, at the time measurement and verification tests are conducted, which, in turn, depends on factors beyond our control such as fluctuations in temperature and humidity. Although our contracts often contain restrictions regarding the time of day and, in some cases, the day of the week the measurement and verification tests are performed, the actual time within the agreed testing period that the tests are performed is beyond our control. If the measurement and verification tests are performed during a period of generally lower electricity usage, then the capacity made available through our system could be lower than estimated capacity for the particular contract being tested. The correct operation of, and timely communication with, devices used to control equipment are also important factors that affect available capacity under our power pool and VPC contracts. Any difference between our available capacity and the estimated capacity on which proxy payments were previously made will result in either a refund payment from us to our utility customer or an additional payment to us by our customer. We refer to this process that results in a final settlement as a true-up. We received aggregate additional payments of $3.8 million for the contract year 2006. However, for the contract year 2007, we paid an aggregate refund payment of $2.3 million. For the contract year 2008, we paid an aggregate of $0.2 million as a result of final settlement.

Any refund payments that we may be required to make (1) as a result of a subsequent inspection or failure to meet initial minimum capacity under our base load contracts, (2) to the power pool under our auction contracts, or (3) pursuant to a true-up settlement determination under our VPC contracts could be substantial and could adversely affect our liquidity and our results of operations. In addition, because measurement and verification test results for each VPC contract establishes estimated capacity on which proxy payments will be made for the following contract year, a downward adjustment in estimated capacity for a particular VPC contract would decrease the dollar amount of proxy payments for the following contract year and could significantly decrease our estimated backlog and estimated payments from long-term contracts. In addition, such adjustment could result in significant year-to-year variations in our quarterly and annual revenues.

A significant portion of our revenues are generated from contracts with a small number of electric utility customers, the postponement, modification or termination of which could significantly reduce our revenues.

Our revenues historically have been generated from a small number of electric utility customers. In 2008, 2007 and 2006, our top ten electric utility customers accounted for approximately 71%, 70% and 78% of our consolidated revenues, respectively. In 2008, our top ten customers accounted for approximately 71% of our consolidated revenue and three customers accounted for more than 10% of our revenues: PJM Interconnection LLC (19%), Consolidated Edison Company of New York, Inc. (14%), and Nevada Energy (12%). In 2007, our top ten customers accounted for approximately 70% of our consolidated revenues and two customers accounted for more than 10% of our total revenues: ISO New England Inc. (16%) and PJM Interconnection (10%). Our contracts with ISO New England, Inc. lapsed on October 1, 2007, per the original contractual terms. In 2006, we had two customers that each accounted for more than 10% of our total revenues: ISO New England Inc. (28%) and PacifiCorp (16%). Our capacity contracts are multi-year contracts that are subject to postponement, modification or termination by our utility customers. Such action by a customer with respect to one or more of our significant contracts would significantly reduce our revenues.

Our failure to meet product development and commercialization milestones may result in customer dissatisfaction, cancellation of existing customer orders or our failure to successfully compete in new markets.

In the past, we have not met all of our product development and commercialization milestones. For example, we were behind schedule in developing a next-generation demand response product for a major customer. This delay has resulted in a deferral of sales and gross profit associated with contracted delivery schedules for our products and is a source of customer dissatisfaction. In addition, we are behind schedule in developing a next-generation load management software product, SuperStat®, resulting in a delay in the planned commercialization of this product.

We establish milestones to monitor our progress toward developing commercially feasible products or to meet contractual delivery requirements of our customers. In meeting these milestones, we often depend on third-party contractors in the U.S. and other countries for much of our hardware manufacturing and software development. Internal delays or delays by third-party contractors could cause us to miss product development or delivery deadlines. In addition, internal development delays could result in the loss of commercially available hardware and software products, as we are unable to rely on outside vendors to provide such products when contractual rights for the supply or license of such products expire. As an example, we are required to develop certain new products with certain milestones for our PHI agreement, announced on January 23, 2009. In addition, we are developing and enhancing our new software platform,

ApolloTM. Delays in either development schedule could negatively affect our business. We may not successfully achieve our milestones in the future, which could distract our employees, harm our relationships with our existing and potential customers, and result in cancelled orders, deferred or lost revenues and/or margin compression and our inability to successfully compete in new markets.

We depend on the electric utility industry and associated power pool markets for revenues, and as a result, our operating results have experienced, and may continue to experience, significant variability due to volatility in electric utility capital spending or the power pool markets, and other factors affecting the electric utility industry.

We derive substantially all of our revenues from the sale of solutions, products and services, directly or indirectly, to the electric utility industry and power pool markets. In relation to our electric utility customers, purchases of our solutions, products or services by electric utilities may be deferred or cancelled as a result of many factors, including consolidation among electric utilities, changing governmental or grid operator regulations, weather conditions, rising interest rates, reduced electric utility capital spending and general economic downturns. In addition, a significant amount of revenues is dependent on long-term relationships with our utility customers, which are not always supported by long-term contracts. These revenues are particularly susceptible to variability based on changes in the spending patterns of our utility customers.

The power pool markets in which we participate could be materially altered in ways that negatively affect our ability to participate and, in turn, decrease revenues. For example, these markets typically utilize short-term contracts and often have price volatility. Prices in these markets typically fall whenever capacity providers place excessive amounts of capacity for auction in these markets. If prices decline below the point at which customers who typically participate in these programs recognize a benefit from participating or if they decide to participate with another provider, we would no longer be able to enroll these customers, which could result in us recognizing lower than expected revenues.

We have experienced, and may in the future experience, significant variability in our revenues, on both an annual and a quarterly basis, as a result of these factors. Pronounced variability in the power pool markets or an extended period of reduction in spending by electric utilities could negatively impact our business and make it difficult for us to accurately forecast our future sales, which could lead to increased spending by us that is not matched with equivalent or better revenues.

We may be subject to damaging and disruptive intellectual property litigation related to allegations that our products or services infringe on intellectual property held by others, which could result in the loss of use of the product or service.

Third-party patent applications and patents may be applicable to our products. As a result, third-parties have made and may in the future make infringement and other allegations that could subject us to intellectual property litigation relating to our products and services, which litigation is time-consuming and expensive, divert attention and resources away from our daily business, impede or prevent delivery of our products and services, and require us to pay significant royalties, licensing fees and damages. In addition, parties making infringement and other claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, or at all.

Changes in the availability and regulation of radio spectrum or paging providers limiting paging services may cause us to lose utility customers.

A significant number of our products use radio spectrum, which is subject to regulation in the United States by the Federal Communications Commission. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The Federal Communications Commission may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. These changes in frequency allocation may result in the termination of demand response programs by our utility customers or the replacement of our systems with ones owned by our competitors. This would erode our competitive advantage with respect to those utility customers and would force us to compete with other providers for their business. In addition, paging providers may discontinue providing paging services, which may result in no coverage or an increase in our cost in seeking alternative providers.

Failure of key third parties to manufacture quality products or provide reliable services or proper installation of our products by Comverge or third parties could cause malfunctions of our products or delays in the delivery of our products or services, which could damage our reputation, cause us to lose customers and negatively impact our growth.

Our success depends on our ability to provide quality products and reliable services in a timely manner, which in part depends on the proper functioning of facilities and equipment owned and operated by third parties upon which we depend. For example, our reliance on third parties includes:

•	outsourcing cellular and paging wireless communications that are used to execute instructions to our (1) devices under our VPC programs and (2) clients in power pools;

•	utilizing components that they manufacture in our products;

•	utilizing products that they manufacture for our various capacity programs or power pool program;

•	outsourcing certain installation, maintenance, data collection and call center operations to third-party providers; and

•	buying capacity from third parties who have contracted with electricity consumers to participate in our VPC programs.

Any delays, malfunctions, inefficiencies or interruptions in these products, services or operations could adversely affect the reliability or operation of our products or services, which could cause us to experience difficulty retaining current customers and attracting new customers. In addition, our brand, reputation and growth could be negatively impacted. For example, we recently experienced product issues relating to the functionality of certain features in our thermostat and in three separate circumstances prior to 2006, battery failures, microprocessor failures and cracks in plastic enclosures in certain of our Utility Product & Services segment’s products resulted in significant product recalls. The costs of remedying these component failures were only partially refundable by third-party suppliers. In each case, we believe that the recalls resulted in reduced customer satisfaction. Furthermore, we are wholly dependent upon third parties for the manufacture and delivery of our products. In the event of a significant interruption in the manufacturing or delivery of our products by these vendors, considerable time, effort and expense could be required to establish alternate production lines at other facilities and our operations could be materially disrupted, which would cause us to not meet production deadlines and lose customers. In addition, we often are required to install such products, using Comverge employees or third party installers. To the extent such installations are faulty or inadequate, considerable time, effort and expense may be incurred to remedy the situation and restore customer satisfaction.

The expiration of our capacity contracts without obtaining a renewal or replacement capacity contract, or finding another revenue source for the capacity our operating assets can provide, could materially affect our business.

Although we have entered into additional long-term contracts in different geographic regions and are regularly in discussions with our customers to extend our existing contracts or enter into new contracts with these existing customers, there can be no assurance that any of these contracts will be extended or that we will enter into new contracts on favorable terms. If these contracts are not extended or replaced, we would expect to enroll the capacity that we make available under such contracts in another demand response capacity program, although there is no assurance we would be able to do so. For example, our capacity contract with Nevada Energy will expire after December 31, 2009. Nevada Energy accounted for 12% of our total revenue in 2008. While we are working to structure a contract with Nevada Energy to address the system in place, we do not know if we will be able to come to terms with Nevada Energy and do not know what the contract would encompass.

If we have material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, that could reasonably result in a material misstatement of our annual or interim financial statements if not prevented or detected.

As part of our business strategy, we may pursue the acquisition of complementary businesses. To the extent we acquire a new business, we must integrate the accounting system for the business with our own, and we may experience challenges in our internal control over financial reporting as a result. Any such difficulty we encounter could increase the risk of a material weakness. The existence of one or more material weaknesses in any period would preclude a conclusion that we maintain effective internal control over financial reporting. Such conclusion would be required to be disclosed in our future Annual Reports on Form 10-K and may impact the accuracy and timing of our financial reporting.

Our revenue growth in 2008 was negatively affected by PJM Interconnection LLC’s economic rule change. If additional rule changes are made by PJM in the future, or if other major grid operators make similar rule changes, our revenues may continue to be adversely affected.

During 2008, PJM Interconnection LLC, or PJM, announced a rule change for economic demand response programs in the PJM open market. The rule change reduced the price we receive under our economic or voluntary demand response programs for commercial and industrial consumers. Because such programs are voluntary, the lower price and operating rule changes in 2008 made it less compelling for our commercial and industrial consumers to participate in the demand response programs. We rely on our demand response programs to generate revenue and, although we are not aware of any plans for further material rule changes in 2009, we cannot guarantee that PJM or any other major grid operator will not reduce incentives to consumers or make other economic rule changes in the future that would have a negative impact on our business.

Our loan and security agreements contain financial and operating restrictions that may limit our access to credit. If we fail to comply with covenants in our loan and security agreements, we may be required to repay our indebtedness thereunder, which may have an adverse effect on our liquidity.

Our credit agreement, loan and security agreement and certain of the agreements governing our other indebtedness contain covenants that may limit our ability to operate our business, invest, sell assets, create liens or make distributions or other payments to our investors and creditors. All of these restrictions may limit our ability to take advantage of potential business opportunities as they arise.

For instance, provisions in our credit agreement with General Electric Capital Corporation and our loan and security agreement with Silicon Valley Bank impose restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	redeem or repurchase capital stock;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate.

These agreements also contain other customary covenants, including covenants which require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit agreement with General Electric Capital Corporation or our loan and security agreement with Silicon Valley Bank. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.

We will require significant capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

The growth of our business will depend on significant amounts of capital for marketing and product development of our capacity programs and smart grid products. In addition, we will consider both international expansion and strategic acquisitions of complementary businesses or technologies to grow our business, which could require significant capital and could increase our capital expenditures related to future operation of the acquired business or technology. We may not be able to obtain additional capital on acceptable terms or at all. Because of our losses, we do not fit traditional credit lending criteria, which, in particular, could make it difficult for us to obtain loans or to access the capital markets. Moreover, our loan and security agreement and our credit agreement contain restrictions on our ability to incur additional indebtedness, which, if not waived, could prevent us from obtaining needed capital. The draw-down period for our General Electric Capital Corporation credit agreement ends on January 18, 2010. After such time, if we are not able to amend or extend the agreement, we will need to fund our capital expenditures using other resources. Any future credit facilities would likely contain similar restrictions. There can be no assurance that we will be able to obtain such financing and a failure to obtain additional financing when needed could adversely affect our ability to maintain and grow our business.

Our ability to provide bid bonds, performance bonds or letters of credit is limited and could negatively affect our ability to bid on or enter into significant long-term agreements.

We are occasionally required to provide bid bonds or performance bonds to secure our performance under customer contracts. Our ability to obtain such bonds primarily depends upon our capitalization,

working capital, past performance, management expertise and reputation and external factors beyond our control, including the overall capacity of the surety market. Surety companies consider those factors in relation to the amount of our tangible net worth and other underwriting standards that may change from time to time. Events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future, or being available only at a significantly greater cost. In addition, some of our customers also require collateral in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. Our ability to obtain letters of credit under our credit agreement with General Electric Capital Corporation and our loan and security agreement with Silicon Valley Bank is limited to $13.0 million in the aggregate. As of September 30, 2009, we had $6.2 million of letters of credit outstanding from these facilities. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into significant long-term agreements, could have a material adverse effect on our future revenues and business prospects.

Any internal or external security breaches involving our products could harm our reputation, and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products and cause us to lose customers.

Our customers use our products to compile and analyze sensitive and confidential information. The occurrence or perception of security breaches in our products or services could harm our reputation, financial condition and results of operations. In addition, we may come into contact with sensitive consumer information or data when we perform operational, support or maintenance functions for our utility customers. A failure to handle this information properly, or a compromise of our security systems that results in customer personal information being obtained by unauthorized persons could adversely affect our reputation with our customers and others, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations. This risk is enhanced through the distribution of our new Apollo software system and integration work with the utilities back office, as we anticipate our system and solutions will be utilized on a larger scale.

If we lose key personnel upon whom we are dependent, we may not be able to manage our operations and meet our strategic objectives.

Many key responsibilities of our business have been assigned to a relatively small number of individuals. Our future success depends to a considerable degree on the vision, skills, experience and effort of our senior management team, including Michael D. Picchi, our Interim President and Chief Executive Officer and Executive Vice President and Chief Financial Officer; Frank A. Magnotti, Executive Vice President and Chief Marketing Officer; Edward J. Myszka, Executive Vice President and Chief Operating Officer; Arthur Vos, IV, Executive Vice President and Chief Technology Officer; and Matt Smith, Executive Vice President, General Counsel and Secretary. We do not maintain key-person insurance on any of these individuals. Any loss or interruption of the services of any of our key employees could significantly reduce our ability to effectively manage our operations and implement our strategy. In addition, we are highly dependent on the services of Mr. Picchi, who currently serves as both our Chief Executive Officer and Chief Financial Officer while we continue our search for a replacement President and Chief Executive Officer. If we were to lose the services of Mr. Picchi, whether through termination, attrition, incapacitation or otherwise, such loss could have a material adverse impact on our business.

The reorganization of our business may cause disruptions in our operations, customer relationships, employee turnover, or other business failure.

We are implementing organizational changes as part of our strategic initiatives to better and more efficiently manage our business. In doing so, we are eliminating the Clean Energy Solutions and Clean Energy Enterprise internal Groups and have consolidated business functionality into four groups: the Development Group, the Sales Group, the Delivery Group, and the Support Group. The reorganization may create initial or permanent disruption in our business, including failed operations within our demand response systems and IT departments. Implementing these organizational changes requires significant time and resource commitments from our senior management. In the event that we are unable to effectively implement these organizational changes, we are unable to recruit, maintain the caliber of, or retain key employees as a result of these initiatives or these initiatives do not yield the anticipated benefits, our business may be adversely affected.

If we are unable to protect our intellectual property, our business and results of operations could be negatively affected.

Our ability to compete effectively depends in part upon the maintenance and protection of the intellectual property related to our capacity programs and the solutions, hardware, firmware and software that we have acquired or developed internally. Patent protection is unavailable for certain aspects of the technology that is important to our business. In addition, one or more of our pending patent applications may not be issued. To date, we have attempted to rely on copyright, trademark and trade secrecy laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our rights to this technology. However, we have not obtained confidentiality agreements from all of our customers and vendors, some of our licensing or confidentiality agreements are not in writing, and some customers are subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential. Policing unauthorized use of our technology is difficult and expensive, as is enforcing our rights against unauthorized use. The steps that we have taken or may take may not prevent misappropriation of the technology on which we rely. In addition, effective protection may be unavailable or limited if we expand to other jurisdictions outside the United States, as the intellectual property laws of foreign countries sometimes offer less protection or have onerous filing requirements. Any litigation could be unsuccessful, cause us to incur substantial costs and divert resources away from our daily business.

Electric utility industry sales cycles can be lengthy and unpredictable and require significant employee time and financial resources with no assurances that we will realize revenues.

Sales cycles with our customers can generally be long and unpredictable. Our customers include electric utilities and large commercial and industrial energy consumers that generally have extended budgeting, procurement and regulatory approval processes. In addition, electric utilities tend to be risk averse and tend to follow industry trends rather than be the first to purchase new products or services, which can extend the lead time for or prevent acceptance of new products or services such as our capacity programs or advanced metering initiatives. Accordingly, our potential customers may take longer to reach a decision to purchase products. This extended sales process requires the dedication of significant time by our personnel and our use of significant financial resources, with no certainty of success or recovery of our related expenses. It is not unusual for an electric utility or commercial and industrial energy consumer to go through the entire sales process and not accept any proposal or quote. In addition, pilot test programs, which are often conducted and analyzed before a sale becomes final, generally result in operating losses to us due to the lack of scalability, start-up costs, development expenditures and other factors.

If we are unable to expand the distribution of our products through strategic alliances, we may not be able to grow our business.

Our ability to grow our business depends partly on our success in continuing to increase the number of customers we serve through a variety of strategic marketing alliances or channel partnerships with metering companies, communications providers, advanced meter reading providers, installation companies and other large multinational companies. Revenues from strategic alliances have not historically accounted for a significant portion of our total revenues, although we plan to increasingly rely on such alliances to grow our business in the future. We may not be able to maintain productive relationships with the companies with which we have strategic alliances, and we may not be able to establish similar relationships with additional companies on a timely and economic basis, if at all.

An increased rate of terminations of residential, commercial and industrial energy consumers, or the use of more efficient products by such consumers, who are enrolled in our VPC, power pool, or turn-key programs, or who would enroll in such program, would negatively impact our business by reducing our revenues and requiring us to spend more money to maintain and grow our participant base.

Our ability to provide electric capacity under our capacity contracts depends on the number of residential, commercial and industrial energy consumers who enroll and participate in our programs. The average annual rate of participant terminations for our VPC programs from inception through September 30, 2009 was approximately 8%. As a result, we will need to acquire new participants on an ongoing basis to maintain available capacity provided to our utility customers. In addition, to the extent existing or future customers install high efficiency air conditioning units which could minimize the effectiveness of our solution as to that consumer, we may face lower measurement and verification results. If we are unable to recruit and retain participants for our capacity or turn-key programs, we will face difficulties acquiring capacity to sell through such programs or the power pool markets. Furthermore, the increased competition and the length of contracts for commercial and industrial capacity consumers may result in an increase of such consumers not re-enrolling when their contract ends or terminating their contract for a more lucrative offer, which could further restrict our ability to acquire capacity to sell into such programs. If participant termination rates increase, we will need to acquire more participants in order to maintain our revenues and more participants than estimated to grow our business. This loss of revenues resulting from participant terminations can be significant, and limiting terminations is an important factor in our ability to achieve future profitability. If we are unsuccessful in controlling participant terminations, we may be unable to acquire a sufficient number of new participants or we may incur significant costs to replace participants, which could cause our revenues to decrease, and we might not become profitable.

The success of our businesses depends in part on our ability to develop new products and services and increase the functionality of our current products.

From 2001 and through September 30, 2009, we have invested over $12.6 million in research and development costs associated with our current smart grid products. From time to time, our customers have expressed a need for increased functionality in our products and software. In response, and as part of our strategy to enhance our solutions and grow our business, we plan to continue to make substantial investments in the research and development of new technologies. Our future success will depend in part on our ability to continue to design and manufacture new competitive products and software, to enhance our existing products and to provide new value-added services. Product development initiatives will require continued investment, and we may experience unforeseen problems in the performance of our technologies or products, including new technologies that we develop and deploy. Furthermore, we may not achieve market acceptance of our new products, solutions and software. For example, in the past we incurred significant costs to develop a specific product for large commercial and industrial customers that has found limited market acceptance. If we are unable to develop new products and services, or if the market does not accept such products and services, our business and results of operations will be adversely affected. In addition, if we are unable to maintain low costs for established products supplied under fixed fee contracts, our business and results of operations will be adversely affected.

Current market developments may adversely affect our business, results of operations and access to capital.

On October 3, 2008, former President Bush signed into law the Emergency Economic Stabilization Act of 2008 in response to the financial crises affecting the U.S. banking system, housing and financial markets. Over the past year, dramatic declines in the housing market, including increasing foreclosures have resulted in concern about the stability of the financial markets generally. Many lenders and institutional investors have ceased to provide funding. The resulting lack of available credit and lack of confidence in the financial markets could materially and adversely affect our results of operations and financial conditions and our access to capital. In particular, we may face the following risks in connection with these events:

•	continuing foreclosures in the housing market may cause a decline in participation in our demand response programs;

•	our ability to assess the creditworthiness of our customers may be impaired due to slow payment, receivership or bankruptcy of our customers; and

•

our ability to borrow, or our customer’s availability to borrow, from other financial institutions could be adversely affected by further disruptions in the capital markets or other events, including actions by credit rating agencies and investor expectations.

We face risks if we are unable to participate in the funding benefits of the Stimulus Bill.

On February 17, 2009, President Obama signed into law the American Reinvestment and Recovery Act of 2009, or the Stimulus Bill, in response to the financial crises affecting the U.S. economy. The Stimulus Bill provides for funding for various energy and electrical projects, including without limitation Smart Grid funding. While we anticipate positive benefits from the Stimulus Bill, to the extent we are unable to benefit and/or our competitors benefit from this bill, our business may be adversely affected.

We may not be able to maintain quality customer care during periods of growth or in connection with the addition of new and complex products or services, which could adversely affect our ability to acquire and retain utility customers and participants in our capacity programs.

In the past, during periods of growth, we have not been able to expand our customer care operations quickly enough to meet the needs of our increased customer base, and the quality of our customer care has suffered. As we add new and complex products and services, we will face challenges in increasing and training our customer care staff. If we are unable to hire, train and retain sufficient personnel to provide adequate customer care in a timely manner, we may experience customer dissatisfaction and increased participant terminations. The risk is enhanced through selling solution based systems, contingent upon our Apollo software, as the software and potential integration are complex and often times outside of our control (i.e. to the extent we are required to integrate with an AMI provider’s meter software).

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth, and we may not be successful in integrating any acquired businesses and acquisitions that we complete which may expose us to a number of unanticipated operational or financial risks.

In addition to organic growth, we have pursued, and to the extent we continue to pursue, growth through the acquisition of companies or assets, we may enlarge our geographic markets, add experienced management and increase our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates or reach agreement on potential acquisitions on acceptable terms or for other reasons. Moreover, our acquisition efforts involve certain risks, including:

•	difficulty integrating operations and systems;

•	the potential for key personnel and customers of the acquired company terminating their relationships with the acquired company as a result of the acquisition;

•	additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•	additional risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence;

•	disruption of our ongoing business or insufficient management attention to our ongoing business; and

•	realizing cost savings or other financial benefits we anticipated.

The rapid growth of the clean energy sector may cause us to experience more competition for acquisition opportunities, which could result in higher valuations for acquisition candidates. As a result, we may be required to pay more for acquisitions we believe are beneficial, which could, in turn, require us to recognize additional goodwill in connection with such acquisitions. To the extent that any acquisition results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit. In addition, in the event that we issue shares of our common stock as part or all of the purchase price, an acquisition will dilute the ownership of our then-current stockholders. Once integrated, acquired operations may not achieve levels of revenues, synergies or productivity comparable to those achieved by our existing operations, or otherwise perform as expected. For example, we did not experience the anticipated revenue growth during 2008 from our acquisitions of Enerwise and PES, which was due in part to PES not reaching its anticipated inspected build-out and in part to the regulatory rule change that affected Enerwise’s economic program in PJM. In addition, future acquisitions could result in the incurrence of additional indebtedness and other expenses. There can be no assurance that our acquisition strategy will not have a material adverse effect on our business, financial condition and results of operations.

We face risks related to potential expansion into international markets.

We may expand our addressable market by pursuing opportunities to provide demand response and energy management solutions in international markets. We have had little experience operating large programs in markets outside of the United States. Accordingly, new markets may require us to respond to new and unanticipated regulatory, marketing, sales and other challenges. There can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets. International operations also entail a variety of other risks, including:

•	unexpected changes in legislative or regulatory requirements of foreign countries;

•	currency exchange fluctuations;

•	longer payment cycles and greater difficulty in accounts receivable collection; and

•	significant taxes or other burdens of complying with a variety of foreign laws.

International operations are also subject to general geopolitical risks, such as political, social and economic instability and changes in diplomatic and trade relations. One or more of these factors could adversely affect any international operations and result in lower revenue than we expect and could significantly affect our profitability.

Our business may become subject to modified or new government regulation, which may negatively impact our ability to market our products.

Our products and services are not subject to existing federal and state regulations in the U.S. governing the electric utility industry. However, our products and their installation are subject to government oversight and regulation under state and local ordinances relating to building codes, public safety regulations pertaining to electrical connections and local and state licensing requirements. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations, impose additional regulations or read current regulations to cover our products and services. If any of these things occur, as applicable to our products or services, whether at the federal, state or local level, they may negatively impact the installation, servicing and marketing of our products and increase our costs and the price of our products and services. We are currently evaluating various state regulations regarding installation work for one of our programs. While we do not know the outcome of our evaluation or the potential for any state regulatory board to address such work, there is the potential that we could suffer a loss of significant installation revenue, if not all installation revenue, for this contract.

We are exposed to fluctuations in the market values of our portfolio investments and interest rates; impairment of our investments could harm our earnings.

We maintain an investment portfolio of various holdings, types, and maturities. These securities are generally classified as available-for-sale and, consequently, are recorded on our consolidated balance sheets at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax. For information regarding the sensitivity of and risks associated with the market value of portfolio investments and interest rates, see “Item 3 — Quantitative and Qualitative Disclosure About Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference into this prospectus supplement.

We may be required to record a significant charge to earnings if our goodwill or intangible assets become impaired.

We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, and slower growth rates in our industry. Goodwill and indefinite lived assets are required to be tested for impairment at least annually. During the year ended December 31, 2008, we recorded a significant charge to earnings in our consolidated financial statements as a result of our determination that certain goodwill and intangible assets were impaired. We will continue to evaluate our remaining goodwill and indefinite lived assets as required under generally accepted accounting principles and those results could adversely impact our results of operations in the future.

If we fail to hire and train additional personnel and improve our controls and procedures to respond to the growth of our business, the quality of our products and services could materially suffer and cause us to lose customers.

Our business and operations have expanded rapidly since our inception. For example, from January 2003 through September 30, 2009, the number of our employees increased more than 540%, growing from 70 to 450. To continue to support our expanding customer base effectively and to meet our growth objectives for the future, we are currently working to fill multiple positions within our company. In addition, we must continue to successfully train, motivate and retain our existing and future employees. In order to manage our expanding operations, we will also need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we are not able to hire, train and retain the necessary personnel, or if these operational and reporting improvements are not implemented successfully, the quality of our products and services could materially suffer as a result and cause us to lose customers.

Our business may be subject to additional obligations to collect and remit sales, use or other tax and, any successful action by state, foreign or other authorities to collect additional sales, use or other tax could adversely harm our business.

We file sales and/or use tax returns in certain states within the U.S. as required by law and certain client contracts for a portion of the hardware, software and services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state, foreign or other authorities to compel us to collect and remit sales or use tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

Risks Related to Our Common Stock

Shares eligible for future sale may cause the market price for our common stock to decline even if our business is doing well.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital in the future through the sale of our equity securities. Under our fifth amended and restated certificate of incorporation, we are authorized to issue up to 150,000,000 shares of common stock, of which 22,143,813 shares of common stock were outstanding as of September 30, 2009. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock, or the perception of such sales or issuances, would have on the market price of our common stock.

We, our officers and directors and certain of our stockholders have entered into lock-up agreements described under the caption “Underwriting,” pursuant to which they have agreed, subject to certain exceptions and extensions, not to sell or transfer, directly or indirectly, any shares of our common stock for a period of 90 days from the date of this prospectus supplement or to exercise registration rights during such period with respect to such shares. However, after the lock-up period expires, or if the lock-up restrictions are waived by the underwriters, such persons will be able to sell their shares and exercise registration rights to cause them to be registered. An exception contained in the lock-up agreement with our former CEO, Robert M. Chiste, permits him to sell, in connection with his retirement, for tax and estate planning purposes, up to 25,000 shares in any calendar week following the expiration of the first 30 days of the lock-up period at a price no less than $12.50 per share, and up to 25,000 shares in any calendar week following the expiration of the first 60 days of the lock-up period at a price no less than $12.75 per share.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock, or the perception of such sales or issuances, would have on the market price of our common stock.

We do not intend to pay dividends on our common stock.

We have not declared or paid any dividends on our common stock to date, and we do not anticipate paying any dividends on our common stock in the foreseeable future. We intend to reinvest all future earnings in the development and growth of our business. In addition, our senior loan agreement prohibits us from paying dividends and future loan agreements may also prohibit the payment of dividends. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, business opportunities, contractual restrictions and other factors deemed relevant. To the extent we do not pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in our common stock.

Our management, directors and their affiliates hold a significant percentage of our issued and outstanding common stock.

After this offering, our executive officers and directors and their affiliates will own in the aggregate approximately 10.2% of our issued and outstanding common stock. This concentration of ownership could allow our executive officers, directors and their affiliates, voting in concert with other stockholders, to control the composition of our board of directors, to amend our bylaws or articles of incorporation or to act on any matter submitted to stockholders by outside persons even if such actions could be deemed detrimental to minority stockholders. In addition, Delaware law limits the protection afforded minority stockholders, and we do not intend to enact provisions that may be beneficial to minority holders such as cumulative voting.

Our fifth amended and restated certificate of incorporation, second amended and restated bylaws and Delaware law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Provisions in our fifth amended and restated certificate of incorporation, our second amended and restated bylaws and applicable provisions of the General Corporation Law of the State of Delaware may make it more difficult or expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our fifth amended and restated certificate of incorporation and our second amended and restated bylaws:

•	provide for a classified board of directors, could discourage potential acquisition proposals and could delay or prevent a change of control;

•	authorize the issuance of blank check preferred stock that could be issued by our board of directors during a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•

require super-majority voting to effect amendments to certain provisions of our fifth amended and restated certificate of incorporation and to effect amendments to our second amended and restated bylaws concerning the number of directors;

•	limit who may call special meetings;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at a stockholders meeting; and

•	require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.

In addition, Delaware law prohibits us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns more than 15% of our common stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

Risks Related to this Offering

The price of our common stock may be volatile and continue to fluctuate, and if our stock price declines after this offering, you could lose all or a significant portion of your investment.

The offering price for the shares being sold in this offering will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

The market price of our common stock could be subject to significant fluctuations if the sentiment in the market changes. The sentiment in the market regarding our operations and business may be affected by, among other things:

•	operating results that may be worse than the expectations of management, securities analysts and investors;

•	developments in our business or in the industry generally;

•	fluctuations in broader stock market prices and volumes;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	changes in general conditions in the domestic and worldwide economies or financial markets.

Stock markets, in general, and our common stock, in particular, have over the past year experienced, and continue to be experiencing, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

Purchasers of common stock will experience immediate and substantial dilution.

Based on the public offering price of $10.50 per share, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $8.35 per share in the net tangible book value per share of common stock from the offering price, and our pro forma as adjusted net tangible book value as of

September 30, 2009 after giving effect to the payment of certain outstanding debt and this offering, would have been $2.15 per share. In addition, following this offering we will also have a significant number of outstanding options to purchase our common stock, with certain options having exercise prices significantly below the offering price of our common stock. You will incur further dilution if outstanding options to purchase common stock are exercised. In addition, our fifth amended and restated certificate of incorporation allows us to issue significant numbers of additional shares, including shares that may be issued under our 2006 plan, which could result in further dilution to purchasers of our common stock in this offering.

We will have broad discretion over the use of the proceeds to us from this offering and may apply it to uses that do not improve our operating results or the value of your securities.

We will have broad discretion to use the net proceeds to us from this offering, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. We currently expect to use the net proceeds from this offering to repay certain outstanding debt, to finance the capital requirements of our current and future contracts, as well as research and development, and for other general corporate purposes. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities being offered by us in this offering.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock in an adverse manner, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysis publish about us, our business or our market. If one or more of the analysts who cover us change their recommendation regarding our stock in an adverse manner, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose viability in the financial markets, which in turn could cause our stock price or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “should,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding:

•	projections, predictions, expectations, estimates and forecasts as to payments from our long-term contracts and revenues recognized from our backlog;

•	our business, financial and operating results and future economic performance;

•	proposed new strategic alliances, acquisitions and product and service offerings; and

•	management’s goals, expectations and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in the available capacity provided by our capacity, turn-key or power pool programs;

•	loss of a significant customer or contract;

•	actions by local, state or federal regulatory agencies;

•	our dependence on the electric utility industry;

•	our ability to receive estimated payments from long-term contracts and to recognize revenues from our backlog;

•	changes in general economic conditions and capital markets;

•	actions of customers and competitors;

•	disruptions or failures due to software or equipment issues or failure at third-party manufacturing facilities;

•	execution of planned capital projects;

•	effects of current and future local, state and federal laws, policies and regulations;

•	the costs associated with being a public company and our ability to comply with the internal control and reporting obligations of public companies;

•	our ability to retain key personnel; and

•

other factors discussed in more detail under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in other reports we file from time to time with the Securities and Exchange Commission (SEC).

Potential investors are urged to consider these factors and the other factors described under “Risk Factors” carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make are reasonable, we can provide no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. The forward-looking statements included in this prospectus supplement, the accompanying prospectus and any information incorporated by reference are made only as of the date of the applicable document. We assume no obligation to update forward-looking statements to reflect any changes or other factors affecting forward-looking statements except as required by applicable securities laws.

USE OF PROCEEDS

Our net proceeds from the sale of 2,400,000 shares of our common stock in this offering will be approximately $23.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $27.1 million.

We plan to use these net proceeds (i) to repay approximately $23.2 million of outstanding indebtedness of our wholly owned subsidiary AER pursuant to a senior debt agreement with General Electric Capital Corporation that bears interest at a variable rate, which was 3.11% at September 30, 2009, and expires in 2014, at which time all outstanding borrowings will become due and payable; (ii) to finance the capital requirements of our current and future contracts, as well as research and development; and (iii) for other general corporate purposes. We are not currently engaged in any negotiations for acquisitions.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been listed on the Nasdaq Global Market under the symbol “COMV” since April 13, 2007. Prior to this time, there was no public market for our common stock. The following table sets forth the range of high and low sales prices per share as reported on the Nasdaq Global Market for the periods indicated.

	High	Low
Fiscal 2009
First Quarter	$7.52	$3.76
Second Quarter	$13.23	$6.25
Third Quarter	$13.87	$9.46
Fourth Quarter (through November 18, 2009)	$13.10	$10.80

Fiscal 2008
First Quarter	$32.34	$10.19
Second Quarter	$14.50	$10.20
Third Quarter	$15.74	$4.20
Fourth Quarter	$6.00	$2.35

Fiscal 2007
Second Quarter	$33.79	$19.79
Third Quarter	$39.09	$22.79
Fourth Quarter	$38.78	$24.27

The closing sales price of our common stock on the Nasdaq Global Market was $11.38 per share on November 18, 2009. As of November 17, 2009 there were approximately 349 record holders of our common stock. This number does not reflect the beneficial ownership of shares held in nominee names.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. For the foreseeable future, we intend to retain and reinvest any earnings in our business, and we do not anticipate paying any cash dividends. Whether or not we declare any dividends will be at the discretion of our board of directors, considering then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions (including those under our loan agreements), business opportunities and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 on an actual basis and on a pro forma as adjusted basis, after giving effect to:

•	this offering of shares of our common stock and the application of the net proceeds therefrom as described in “Use of Proceeds”; and

•	the repayment of $23.2 million of debt outstanding under AER’s senior debt agreement with General Electric Capital Corporation.

For purposes of the pro forma as adjusted column, we have assumed the net proceeds from this offering will be $23.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table assumes no exercise of the underwriters’ over-allotment option and should be read in conjunction with “Summary — Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this prospectus supplement, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and our consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2009
	Actual	Pro forma as adjusted
	(dollars in thousands, except per share amounts)
Debt	$36,666	$13,500
Stockholder’s Equity
Common stock, $0.001 par value per share; 150,000,000 shares authorized and 22,174,380 shares issued and 22,143,813 outstanding, actual; 150,000,000 shares authorized and 24,543,813 shares issued and outstanding, pro forma as adjusted	$22	$25
Preferred stock, $0.001 par value per share; 15,000,000 shares authorized and undesignated and no shares issued and outstanding, actual; 15,000,000 shares authorized and undesignated and no shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	227,700	251,014
Common stock held in treasury, at cost, 30,567 shares, actual; no shares, pro forma as adjusted	(211)	—
Accumulated deficit	(180,650)	(180,650)
Accumulated other comprehensive gain	65	65

Total stockholders’ equity	$46,926	$70,454

Total Capitalization	$83,592	$83,954

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding common stock.

As of September 30, 2009, our net tangible book value was approximately $29.3 million, or approximately $1.32 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

On a pro forma as adjusted basis, after giving effect to the payment of certain outstanding debt and the sale of 2,400,000 shares of common stock in this offering at the public offering price of $10.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2009 would have been approximately $52.8 million, or $2.15 per share. This represents an immediate increase in pro forma net tangible book value of $0.83 per share to our existing stockholders and an immediate dilution of $8.35 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution to new investors on a per share basis:

Public offering price per share		$10.50
Net tangible book value per share as of September 30, 2009	$1.32
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	0.83

Pro forma as adjusted net tangible book value per share as of September 30, 2009 after giving effect to the payment of certain outstanding debt and this offering		$2.15

Dilution per share to new investors		$8.35

The following table summarizes, as of September 30, 2009, the differences between the number of shares of common stock owned by existing stockholders and to be owned by new public investors, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and to be paid by new public investors purchasing shares of common stock in this offering at the offering price of $10.50 per share:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	22,143,813	90.2%	$220,435,137	89.7%	$9.95
New public investors	2,400,000	9.8%	$25,200,000	10.3%	$10.50

Total	24,543,813	100.0%	$245,635,137	100.0%

If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by new investors will increase to approximately 2,760,000 shares, or approximately 11.1% of the total number of shares of our common stock outstanding after this offering, our existing stockholders would own approximately 88.9% of the total number of shares of our common stock outstanding after this offering, the pro forma as adjusted net tangible book value per share of our common stock would be approximately $2.26 and the dilution in pro forma as adjusted net tangible book value per share of common stock to new investors would be $8.24.

The discussion and tables above assume no exercise of the stock options to purchase an aggregate of 2,239,840 shares of our common stock outstanding as of September 30, 2009, with a weighted average exercise price of $12.18 per share. To the extent any of these options are exercised, there will be further dilution to new investors. The following table summarizes the effect that the exercise of the outstanding stock options as of September 30, 2009 would have on the table set forth above:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	Exercise of Current Options	Exercise of Current Options	Exercise of Current Options	Exercise of Current Options	Exercise of Current Options
Existing stockholders	24,383,653	91.0%	$247,716,389	90.8%	$10.16
New public investors	2,400,000	9.0%	$25,200,000	9.2%	$10.50

Total	26,783,653	100.0%	$272,916,389	100.0%

UNDERWRITING

RBC Capital Markets Corporation and Lazard Capital Markets LLC are acting as joint bookrunning managers of this offering, and, together with Robert W. Baird & Co. Incorporated and Stephens Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
RBC Capital Markets Corporation	1,080,000
Lazard Capital Markets LLC	840,000
Robert W. Baird & Co. Incorporated	240,000
Stephens Inc.	240,000

Total	2,400,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.3308 per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 360,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, our officers and directors and certain of our stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of RBC Capital Markets Corporation and Lazard Capital Markets LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. If we release earnings results or announce material news during the last 17 days of the lock-up period, or if prior to the expiration of the lock-up period we announce that we will release earnings during the 15-day period following the last day of the lock-up period, then the lock-up period will automatically be extended until the end of the 18-day period beginning with the earnings release or material news announcement. An exception contained in the lock-up agreement with our former CEO, Robert M. Chiste, permits him to sell, in connection with his retirement, for tax and estate planning purposes, up to 25,000 shares in any calendar week following the expiration of the first 30 days of the lock-up period at a price no less than $12.50 per share, and up to 25,000 shares in any calendar week following the expiration of the first 60 days of the lock-up period at a price no less than $12.75 per share. RBC Capital Markets Corporation and Lazard Capital Markets LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Each underwriter has represented, warranted and agreed that the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The common stock is listed on the Nasdaq Global Market under the symbol “COMV.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$0.55	$0.55
Total	$1,323,000	$1,521,450

In connection with this offering, RBC Capital Markets Corporation and Lazard Capital Markets LLC, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when RBC Capital Markets Corporation or Lazard Capital Markets LLC repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq Global Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering will be $350,000.

The underwriters and certain of their affiliates have performed investment banking, banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The maximum compensation to be paid to any Financial Industry Regulatory Authority member or independent broker dealer will not exceed 8% of the gross proceeds from the sale of the securities being sold pursuant to this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement and accompanying prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement and the accompanying prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with Article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

Baker Botts L.L.P., Austin, Texas, will pass upon the validity of the shares of common stock offered in this prospectus supplement and various other legal matters in connection with the offering on our behalf. Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov.

This prospectus supplement and the accompanying prospectus, which include information incorporated by reference (see “Incorporation by Reference” below and in the accompanying prospectus), are part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INCORPORATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus supplement and the accompanying prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement and the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement and the accompanying prospectus, while information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the following documents:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed March 10, 2009), including portions of the proxy statement for our 2009 annual meeting of stockholders (filed March 23, 2009) to the extent specifically incorporated by reference therein;

•	our Annual Reports on Form 10-K/A for the fiscal year ended December 31, 2008 (filed April 10, 2009 and November 10, 2009);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 (filed May 7, 2009), June 30, 2009 (filed August 9, 2009) and September 30, 2009 (filed November 9, 2009);

•

our Current Reports on Form 8-K filed with the SEC on January 23, 2009 (Items 1.01 and 5.02 only), March 9, 2009, March 20, 2009, June 5, 2009, June 12, 2009, June 25, 2009, July 23, 2009, August 18, 2009, August 21, 2009, September 4, 2009, October 28, 2009 (Item 5.02 only) and November 6, 2009; and

•

the description of our common stock $0.001 par value per share contained in our registration statement on Form 8-A (File No. 1-33399) (filed April 5, 2007), and any subsequent amendment filed with the SEC for the purpose of updating such description.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished and not filed under Items 2.02 or 7.01 of Form 8-K) from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on, or accessible through, our websites (http://www.comverge.com and http://ir.comverge.com) is not incorporated into this prospectus supplement or the accompanying prospectus.

Documents incorporated by reference are available from us without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by visiting the investor relations section of our website at http://ir.comverge.com or by requesting them in writing or by telephone at the following address: Comverge, Inc., 5390 Triangle Parkway, Suite 300, Norcross, GA 30092, Attn: Investor Relations. Our telephone number at such address is (678) 392-4954.

PROSPECTUS

Comverge, Inc.

$100,000,000

of

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Depositary Shares

$50,000,000

of

Common Stock

Offered by the Selling Stockholders

We may offer from time to time common stock, preferred stock, debt securities, warrants, units or depositary shares. Specific terms of these securities will be provided in supplements to this prospectus. In addition, selling stockholders to be named in a prospectus supplement may from time to time sell up to $50,000,000 aggregate dollar amount of our common stock. We will not receive any proceeds from the sale, if any, of common stock by the selling stockholders. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

We and/or the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our common stock is traded on The Nasdaq Global Market under the symbol “COMV”.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information described under “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using a “shelf” process. Using this shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. In addition, the selling stockholders may sell up to $50,000,000 aggregate dollar amount of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we, or the selling stockholders, may offer. Each time we use this prospectus to offer securities, or the selling stockholders sell common stock, we will provide a prospectus supplement that will identify the securities being offered and describe the specific terms of the offering, including the names of any underwriters participating in the offering, the compensation of those underwriters and the net proceeds to us, if any. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus, together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any free-writing prospectus filed by us with the SEC and any information about the terms of securities offered that is conveyed to you by us, our underwriters or our agents. We have not authorized any person, including any salesman or broker, to provide you with different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement and any free-writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless we have indicated otherwise, references in this prospectus to “Comverge,” “we,” “us” and “our” or similar terms are references to Comverge, Inc., a Delaware corporation, and its consolidated subsidiaries.

ABOUT COMVERGE

We are a clean energy company providing demand management solutions in the form of peaking and base load capacity to electric utilities, grid operators and associated electricity markets. As an alternative to the traditional method of providing capacity by building a new power plant, we deliver our solutions through demand management products and systems that decrease energy consumption. The capacity we deliver is more environmentally friendly and less expensive than conventional alternatives and has the benefit of increasing overall system reliability. Our solutions are designed, built and operated for the benefit of our customers, which include electric utilities and grid operators that serve residential, commercial and industrial consumers. We provide capacity to our customers either through long-term contracts where we actively manage electric demand or by selling our demand management systems to utilities that operate them. We owned or managed approximately 2,794 megawatts of capacity as of June 30, 2009.

We provide peaking and base load capacity to electric utilities, grid operators and associated electricity markets to our customers either through long-term contracts in which we actively manage demand or by selling our demand response systems to utilities that operate them. We operate in three operating segments: the Utility Products & Services segment, Residential Business segment and the Commercial & Industrial Business segment.

The Utility Products & Services segment sells solutions comprising hardware, our Apollo software and services, such as installation and/or marketing, to utilities that elect to own and operate demand management networks for their own benefit. The Residential Business segment sells electric capacity to utilities under long-term contracts, either through demand response or energy efficiency. The Residential Business segment also provides marketing services on an outsourced basis. The Commercial & Industrial Business segment provides demand response and energy management services that enable commercial and industrial customers to reduce energy consumption and total costs, improve energy infrastructure reliability and make informed decisions on energy and renewable energy purchases and programs.

We are a Delaware corporation with our principal executive offices located at 120 Eagle Rock Avenue, Suite 190, East Hanover, New Jersey 07936. Our telephone number at such address is (973) 434-7334, and our website is located at http://www.comverge.com. Our investor relations website is located at http://ir.comverge.com. Information contained on our websites is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. Our website addresses are included in this prospectus as an inactive textual reference only.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•

our Current Reports on Form 8-K filed with the SEC on January 23, 2009, March 9, 2009, March 10, 2009, March 20, 2009, May 7, 2009, June 5, 2009, June 12, 2009, June 25, 2009, July 23, 2009 and August 6, 2009, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

•

the description of our common stock $0.001 par value per share, under the heading “Description of Capital Stock” contained in the Company’s registration statement on Form S-1, as amended (File No. 333-137813) and initially filed with the SEC on October 5, 2006, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from us without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by visiting the investor relations section of our website at http://ir.comverge.com or by requesting them in writing or by telephone at the following address: Comverge, Inc., 3950 Shackleford Road, Suite 400, Duluth, GA 30096, Attn: Investor Relations. Our telephone number at such address is (678) 392-4954.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, plans and objectives of management, future developments or conditions in the industries in which we participate, audits and legal proceedings to which we are a party and other trends, developments and uncertainties that may affect our business in the future.

Forward-looking statements are not historical facts or guarantees of future performance but instead represent only our belief at the time the statements were made regarding future events which are subject to significant risks, uncertainties and other factors, many of which are outside our control. Actual results and outcomes may differ materially from what is expressed or forecasted in such forward-looking statements. Any or all of the forward-looking statements made by us may turn out to be materially inaccurate. This can occur as a result of incorrect assumptions, changes in facts and circumstances and the effects of known risks and uncertainties. Such risks and uncertainties may include, among other things, risks associated with our business involving our products, software, services or solutions, the development and distribution of our products, software, services or solutions, regulatory or market changes, economic and competitive factors, our key strategic relationships and other risks more fully described under “Risk Factors” in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. See “Where You Can Find More Information.” You should consider these risks and uncertainties when you are evaluating us and deciding whether to invest in our securities.

All forward-looking statements in this prospectus, any applicable prospectus supplement and any free-writing prospectus are made as of the date on its cover page and any forward-looking statements incorporated by reference herein are made as of the date of the document incorporated by reference. The risk that actual results will differ materially from expectations expressed in any such document will increase with the passage of time. We undertake no obligation, and disclaim any duty, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in our expectations or otherwise.

RISK FACTORS

Before you invest in the securities covered by this prospectus, you should carefully consider the “Risk Factors” included in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K and the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of the risks described in these reports or other documents were to materialize, our business, results of operations, cash flows, financial condition and prospects could be materially and adversely affected. In that case, our ability to make distributions to our stockholders or to pay interest on, or principal of, any debt securities issued by us, may be reduced, the trading prices of any of our publicly traded securities could decline and you could lose all or part of your investment.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of up to $50,000,000 aggregate dollar amount of shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (1) several private placements of our convertible preferred stock prior to our initial public offering, all of which shares were converted into shares of our common stock in connection with our initial public offering, (2) issuances of shares of common stock and options to acquire common stock issued to officers, directors and employees pursuant to our stock plan and (3) private placements of our common stock associated with business acquisitions. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including repayment or refinancing of debt, the financing of capital expenditures, future acquisitions of technologies or businesses, research and development of our demand response and energy management solutions and additions to our working capital. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds in the event that shares of our common stock are sold by a selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in the six months ended June 30, 2009 and for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively. Accordingly, the following table sets forth the deficiency of earnings to cover fixed charges for each of the foregoing periods. Because of the deficiency, ratio information is not applicable. Amounts shown are in thousands.

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006	2005	2004
Earnings:
Ratio of earnings to fixed charges	—	—	—	—	—	—

Deficiency of earnings available to cover fixed charges	$(17,144)	$(92,868)	$(4,951)	$(5,537)	$(7,605)	$(8,974)

For purposes of computing the deficiency of earnings to cover fixed charges, “earnings” consist of loss from operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization of capitalized interest and the portion of operating lease expense that represents interest.

As of the date of this prospectus, we have no shares of preferred stock outstanding and have not declared or paid any preferred stock dividends for the periods set forth above. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is based on the provisions of our Fifth Amended and Restated Certificate of Incorporation, which we refer to in this prospectus as the “Certificate of Incorporation,” our Second Amended and Restated Bylaws, as amended, which we refer to in this prospectus as the “Bylaws,” and provisions of applicable law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For more information as to how you can obtain a current copy of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

General

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of July 31, 2009, 22,097,352 shares of our common stock were outstanding and held of record by approximately 365 holders; and no shares of our preferred stock were issued or outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to receive ratably any dividends that may be declared by our Board of Directors out of funds legally available therefor. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption or sinking fund provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.

Preferred Stock

Our Board of Directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock and as of the date of this prospectus no shares of preferred stock are issued and outstanding.

Our Certificate of Incorporation permits us to issue up to 15,000,000 shares of preferred stock from time to time. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares of preferred stock in one or more series, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and rates and liquidation preferences, which may be superior to those of common stock, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock or rank prior to the common stock as to dividend rights;

•	diluting the voting power of the common stock;

•	diluting the ownership of the common stock by being convertible into shares of common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could discourage bids for the common stock or otherwise have an adverse impact on the market price of our common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

General

The provisions of our Certificate of Incorporation, our Bylaws and Section 203 of the Delaware General Corporation Law described below could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Classified Board

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board.

Written Consent of Stockholders

Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent. Elimination of actions by written consent of stockholders may lengthen the amount of time required to take stockholder actions because actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of actions by written consent of the stockholders may deter hostile takeover attempts. Without the availability of actions by written consent of the stockholders, a holder controlling a majority of our capital stock would not be able to amend our Bylaws without holding a stockholders meeting. To hold such a meeting, the holder would have to obtain the consent of a majority of the Board of Directors, the Chairman of the Board or the Chief Executive Officer to call a stockholders’ meeting and satisfy the applicable notice provisions set forth in our Bylaws.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon its board of directors the power to adopt, amend or repeal its bylaws. Our Certificate of Incorporation and Bylaws grant our Board the power to alter, amend and repeal our Bylaws, or adopt new bylaws, on the affirmative vote of a majority of the directors then in office. Our stockholders may alter, amend or repeal our Bylaws, or adopt new bylaws, but only at any regular or special meeting of stockholders by an affirmative vote of not less than 66 2/3% in voting power of all outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class.

Amendment of Certificate of Incorporation

Upon the affirmative vote of the holders of not less than 66 2/3% in voting power of all outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class, stockholders may repeal or amend in any respect, or add any provision inconsistent with, the provisions of Article V (relating to directors), Article VI (relating to the amendment of our Bylaws), Article VII (relating to actions and meetings of stockholders), Article VIII (relating to indemnification and insurance) and Article IX (relating to the amendment of our Certificate of Incorporation) of our Certificate of Incorporation. The “supermajority” voting provisions may discourage or deter a person from attempting to obtain control of Comverge by making it more difficult to amend some provisions of our Certificate of Incorporation or for our stockholders to amend any provision of our Bylaws, whether to eliminate provisions that have anti-takeover effect or those that protect the interests of minority stockholders.

Special Meetings of Stockholders

Our Bylaws preclude the ability of our stockholders to call special meetings of stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Our Bylaws provide that only a majority of our Board of Directors, the Chairman of the Board or the Chief Executive Officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder can not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders prior to the time a majority of the Board of Directors, the Chairman of the Board or the Chief Executive Officer believes the matter should be considered or until the next annual meeting, provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Limitation of Liability of Officers and Directors

Our Certificate of Incorporation provides that, to the fullest extent permitted under the General Corporation Law of the State of Delaware, which we refer to in this prospectus as the “DGCL,” no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer. The effect of this provision is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, as applicable, including breaches resulting from grossly negligent behavior.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Blank-Check Preferred Stock

Our Certificate of Incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by our stockholders, up to 15,000,000 shares of preferred stock in one or more series, as described above. As a result, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including generally mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless one of the following conditions is satisfied:

•

prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by our Board of Directors;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our Board of Directors and by the holders of at least 66 2/3% of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Neither our Certificate of Incorporation nor our Bylaws exclude us from the restrictions imposed under Section 203.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Stock Exchange Listing

Our common stock is traded on The Nasdaq Global Market under the symbol “COMV”.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities, will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

The debt securities will be issued under an indenture to be entered into between us and a trustee to be named therein. We have summarized certain terms and provisions of the indenture. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the Trust Indenture Act.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification of the debt securities as senior or subordinated debt securities;

•	ranking of the debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or repayment, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any material United States federal income tax consequences;

•	the amount or method of calculating any premium payable with respect to the debt securities and the dates on which such premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Comverge.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all “senior indebtedness” of Comverge. The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, Comverge, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness, unless in the instrument creating or evidencing any such obligation or indebtedness or pursuant to which such obligation or indebtedness is outstanding it is specifically stated, at or prior to the time Comverge becomes liable in respect thereof, that any such obligation or indebtedness or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. Unless otherwise provided with respect to the debt securities of any series, “senior indebtedness” does not include (i) obligations or indebtedness of Comverge owed or owing to any of its subsidiaries or any officer, director or employee of Comverge or any of its subsidiaries, (ii) obligations or indebtedness to trade creditors (other than certain amounts payable to the trustee under the indenture), or (iii) any liability for taxes owed or owing by Comverge.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive any payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness, with notice or lapse of time, or both. Such a default must not have been cured or waived and must not have ceased to exist; or

•

the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to the indenture. This declaration must not have been rescinded and annulled as provided in the indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Events of Default

The term “Event of Default” with respect to the debt securities of any series is defined in the indenture as:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal of or premium, if any, on the debt securities when due;

(3)	default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Comverge; or

(6)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (5) above) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least a majority in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest.

If an Event of Default under the indenture specified in clause (5) above, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest, will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal of the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least a majority in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a succession to the trustee;

•	cure ambiguities or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series; or

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate with or merge into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

•

we will be the surviving corporation or, if not, the successor will be a corporation that is organized and existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

•

immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture.

In the event of any such consolidation, merger, conveyance or transfer, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor.

Other

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision that will restrict us from entering into one or more additional indentures providing for the issuance of debt securities or warrants, or from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock, or from purchasing or redeeming our capital stock. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series, which we refer to in this prospectus as “legal defeasance.” Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture, which we refer to in this prospectus as the “covenant defeasance.” Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable)

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge all of the principal (including mandatory sinking fund payments), interest and any premium on the debt securities when due;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of deposit agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable deposit agreements, depositary shares and depositary receipts, which will be filed with the SEC at or before the issuance of any depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

We may elect to have shares of our preferred stock represented by depositary shares. The shares of preferred stock of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of a share of a particular series of preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any shares of any series of preferred stock underlying the depositary shares are subject to provisions relating to their conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the shares of preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the shares of preferred stock.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock; or

•

the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any shares of preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•

who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Comverge.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or share of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

FORMS OF SECURITIES

Each debt security, warrant, unit and depositary share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or depositary shares represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities

We may issue the registered debt securities, warrants, units and depositary shares in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or deposit agreement with respect to depositary shares, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or depositary shares, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Comverge, the trustee, the warrant agents, the unit agents, the preferred stock depositary or any other agent of Comverge, agent of the trustee or agent of the warrant agents, unit agents or preferred stock depositary will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, preferred stock depositary or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us or the selling stockholders;

•	the net proceeds to us or the selling stockholders from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we and/or the selling stockholders use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we and/or the selling stockholders use dealers in the sale of securities, we and/or the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We and/or the selling stockholders may sell the securities directly. In that event, no underwriters or agents would be involved. We and/or the selling stockholders may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us and/or the selling stockholders to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and/or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we and/or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us and/or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We and/or the selling stockholders may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our and/or the selling stockholders’ agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We and/or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us and/or the selling stockholders or borrowed from us and/or the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us and/or the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

General Information

We and/or the selling stockholders may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us and/or the selling stockholders in the ordinary course of their businesses.

Each series of offered securities, other than the common stock, which is listed on The Nasdaq Global Market, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Baker Botts L.L.P., Austin, Texas, is passing upon certain legal matters for us in connection with the securities described in this prospectus. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

2,400,000 Shares

Comverge, Inc.

Common Stock

PRICE $10.50 PER SHARE

RBC CAPITAL MARKETS

LAZARD CAPITAL MARKETS

BAIRD

STEPHENS

PROSPECTUS SUPPLEMENT

November 19, 2009